Exhibit 10.1

Alaron Financial Services, Inc.	Chicago & New York

May 11, 2006

Mr. James Smith, Chief Executive Officer

North American Royalty Corporation

73 1 Meadows Building

5646 Milton Street

Dallas, TX 75206

Mr. Smith:

The purpose of this letter is to record the mutual intention of North American Royalty Corporation (the “Company”) and Alaron Financial Services, Inc. (the “Underwriter”) to undertake a best efforts public offering of a minimum of 170,000 shares ofthe Company’s Common Stock (the “Common Stock”) and a maximum of 400,000 shares of Common Stock.

1. Offering Size. Subject to the satisfactory completion of our normal due diligence analysis, market conditions at the time of such offering and execution and delivery of the definitive underwriting agreement referred to below, it is our intention to assist the Company on a best efforts basis to sell a minimum of 170,000 shares or $510,000 and up to a maximum of 400,000 shares or $1,200,000 of Common Stock (the “Offering”) to be registered with the Securities and Exchange Commission (the “SEC”) on Form S-1 under the Securities Act of 1933, as amended. The Company will also grant the Underwriter a 30-day over-allotment option for the sale of up to an additional 180,000 shares of the Common Stock.

2. Registration Statement. In consideration of our effort to market the Common Stock, the Company will proceed to prepare and to file a registration statement with the SEC. The registration statement, all amendments thereto, and all related finings with the SEC shall be subject to approval by us and our counsel before the filing is made.

3. Expenses; Advance. The Company will pay all expenses normally related to an underwriting, including, but not limited to, the fees, and expenses of its counsel, printing, accounting, postage, SEC and NASD filing fees, state fees and the fees and all of the expenses of Underwriter’s counsel, including fees relating to obtaining of Blue Sky qualifications in various states. The Underwriter will pay for expenses relating to obtaining meeting rooms, food and beverage charges, and expenses relating to holding informational meetings with respect to the Offering for institutional and retail investors. In addition, the Underwriter will be responsible for the expenses of running the customary advertisements in various publications following the Offering. Upon executing this letter of intent, the Company shall advance to the Underwriter $7,500, which the Underwriter shall apply to expenses incurred in connection with the Offering. Thereafter, the Company shall reimburse the Underwriter on demand for all its out-of-pocket expenses, including, without limitation, the fees and disbursements of its counsel. The Company shall be responsible for such expenses even if the Underwriter discovers during due diligence an issue concerning the Company or its business, financial condition, results of operations or prospects which the Underwriter reasonably determines could have a material adverse effect on the marketing of the Offering and end its involvement in the Offering, or if the Company, for whatever reason, decides not to pursue, abandons, or other-wise fails to proceed with the Offering or decides to terminate the involvement of the Underwriter in the offering.

4. No Agreement; Underwriting Commission. The exact terms of the underwriting will be set forth in an underwriting agreement to be entered into by the Underwriter and the Company. The public offering price per share of the Common Stock will be $3.00 (three dollars) per share. The Underwriter shall be entitled to receive a commission of 8% (eight percent) of the gross proceeds of the Offering. The underwriting agreement between us will contain customary reciprocal indemnification provisions.

5. Right of First Refusal; Subsequent Offering Commission. The underwriting agreement will grant the Underwriter a two year right of first refusal to act as the lead underwriter in any public or private offering effected by the Company from two years of the closing of the Initial Offering. In addition, the Underwriter will be entitled to its commission if any investor introduced to the Company by the Underwriter invests in the Company during the two year period following the closing of the Initial Offering.

6. Blue Sky; Underwriting Agreement. The Underwriter will not be bound to use its best efforts to sell the Common Stock until Blue Sky qualifications have been assured in a reasonable number of states to our mutual satisfaction, and a final underwriting agreement satisfactory to each of us is executed.

7. Expression of Intent. This letter of intent is submitted by us as a statement of mutual intention and creates no binding obligation of any kind on the Company or Underwriter other than as set forth in the last sentence of Section 3 of this letter. The document which defines the formal commitment is the underwriting agreement which, subject to the conditions described herein, would be created by the Company and the Underwriter immediately prior to the commencement of the Offering. We look forward to working with you and your associates on the proposed Offering.

If the foregoing is in accordance with your understanding of the intentions of the parties, please note your approval on this letter and return it to us.

Sincerely,

ALARON FINANCIAL SERVICES, INC.

By:	/s/ David W. Bonifield
David W. Bonifield, Managing Director,
Senior Vice President

AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

NORTH AMERICAN ROYALTY CORP

By:	/s/ James F. Smith
James F. Smith, President